UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
__________________

Date of Report (Date of earliest event reported): March 18th, 2011

PROCONCEPT MARKETING GROUP INC.
(Exact Name of Registrant as Specified in Charter)

Florida	0001382537	98-0563746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3276 Buford Drive Bldg 104, Suite #320 Buford, Ga 30519
(Address of principal executive offices)

Registrant’s telephone number, including area code:
678-596-6872

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

ProConcept Marketing Group, Inc

ITEM 1.01                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On  March 18th, 2011 (the “Closing Date”), Jacob Graber, acquired a total of 220,000,000 shares of common stock, representing approximately 64.7% of the issued and outstanding common stock of ProConcept Marketing Group, Inc a Florida corporation (the “Company”) for a total consideration of $98,000.00.  Jacob Graber purchased 220,000,000 shares of common stock from the major shareholder Joel Stohlman, who resigned as of close of business, March 18th, 2011.

ITEM 5.01                      CHANGES IN CONTROL OF REGISTRANT.

On the Closing Date, pursuant to the terms of the Stock Purchase Agreement, Jacob Graber, acquired a total of 220,000,000 shares of common stock of ProConcept Marketing Group, Inc. As a result of the Share Purchase Agreement, the Company experienced a Change in Control under which 64.7% of the shares of the Company are now held by Jacob Graber, the new controlling shareholder.

ITEM 5.02                      DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

In accordance with the change in control Mr. Reid Stone resigned as the Company's President, CEO, and any other positions held by him on March 18th, 2011. The resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices. The same date Mr. Jacob Graber and Mr. David Pfister were named as new Directors, and David E. Price as Secretary.

ITEM 9.01                      EXHIBITS.

(d)           Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement by and between Reid Stone and Jacob Graber.
17.1	Letter of Resignation of Joel Stohlman
99.1	Resolution of Shareholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

By: Jacob Graber

/s/ Jacob Graber
Chief Executive Officer
Dated: March 24, 2011